Gentor Resources

PRESS RELEASE

GENTOR RESOURCES INC. SIGNS LETTER OF INTENT TO ACQUIRE APM MINING LTD. AND ITS SIGNIFICANT COPPER POTENTIAL IN OMAN

Patterson, Idaho – January 4, 2010 - GENTOR RESOURCES, INC. (“Gentor” or the “Company”) (OTCBB – “GNTO”) is pleased to announce that a letter of intent (the “Letter of Intent”) has been executed by Gentor and Arabian Peninsula Projects Ltd., African Precious Minerals Ltd. and Tembo Capital LLP (collectively, the “Sellers”), relating to the acquisition by Gentor of all of the issued and outstanding equity securities of APM Mining Limited.

APM Mining Limited, a British Virgin Islands registered company, is a mineral exploration company which has secured the earn-in rights (the “Rights”) to specific exploration ground holdings in the Sultanate of Oman (“Oman”), comprising strategic sites identified as having significant potential for copper mineralization.  It is anticipated that Gentor will negotiate and execute a definitive agreement (the “Agreement”) and conclude the closing (the “Closing”) thereunder within the next few weeks.

The Transaction

Gentor anticipates that 13.063 million of its previously authorized and unissued common shares will be exchanged for ownership of 100% of APM Mining Ltd.  The Agreement is expected to include usual legal terms, appropriate financial disclosures and closing conditions, including approval by Gentor’s Board.  If this transaction is concluded, Gentor will have secured the earn-in rights to two exploration blocks in Oman – Blocks 5 and 8 – representing a total of 1,266 square kilometers, and anticipates utilizing its newly acquired management team to increase its exploration holdings across the region with the objective of becoming a leading exploration company focused on this region.

Copper Exploration in the Sultanate of Oman

Gentor believes that the acquisition of APM Mining Ltd. will provide it with a potentially significant ground position along strikes of operating copper mines in the Sultanate of Oman.  Although the Semail Ophiolite in Oman is one of the largest exposed ophiolite belts in the world (roughly three times the size of Cyprus), it is perhaps the least explored.  The geology is identical to the Troodos Massif in Cyprus, where well known copper producers Cyprus-Amax and Oxiana began their corporate lives.

Although copper has been mined in Oman since the Bronze Age, modern copper production was initiated by the Oman government, which during the period between 1983 and 1994 established a concentrator, smelter and refinery complex, with mining and processing.  Recent interest in Oman’s copper resources has stemmed from the successful operation of private company NMC, a subsidiary of MB Petroleum, which commenced commercial copper production in October 2007.

Exploration in the belt has been conducted largely by the BRGM and the Japanese Development Agency JICA.  Much of this work focused on the better exposed northern end of the belt.  However, very limited drilling was undertaken.  Blocks 5 and 8 lie in the central and southern portions of the Semail Ophiolite Belt.

If initiated, Gentor’s exploration program would target high grade (+2% copper) massive sulphides “Cyprus-type” copper deposits – similar to those being mined to the north of Block 5.

Exploration Program

Gentor is aware that most of the early exploration work in Block 5 and Block 8 has been summarized by computer GIS specialist group Kenex.  If Gentor concludes the Closing and raises sufficient exploration funds, Gentor intends to fly an airborne electro-magnetic (EM) survey to define conductive anomalies within the well defined geological stratigraphy using the Kenex database as a platform.  Any EM anomalies defined by the airborne survey would be ranked and ground located, with the drilling of the most prospective targets anticipated early thereafter.  This work program would be designed to target high grade (+2% copper) massive sulphide lenses similar to those discovered recently by others, using the same methods, in the north of the Belt.

Subject to conclusion of the Closing and finalization of necessary financing, Gentor has developed a US$4 million exploration budget to fast track exploration in Oman through to discovery and early resource definition.  Gentor is of the opinion that mining profitability in Oman will be significantly enhanced by excellent infrastructure (proximity to a major deep sea port, bitumen roads across both Blocks and adjacent power lines), low fuel and labor costs and a favorable fiscal and tax regime.

Gentor Resources, Inc, is a US-based mineral exploration and development company whose projects include the IMA Mine molybdenum-tungsten-silver property in East Central Idaho. The Company’s strategy is to create shareholder value by acquiring and developing highly prospective mineral properties in the United States and internationally.

Cautionary Note Regarding Forward Looking Statement

This news release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling, exploitation activities and events or developments that the Company expects to occur, are forward looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “understands,” “intends,” “estimates,” “projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could,” or “should” occur. Information inferred from the interpretation of exploration and/or drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.

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For further information, please visit our website at www.gentor.com or contact: Dr. Peter Ruxton, Director of Tembo Capital LLP. Tel + 44 (0) 7786 1111 03 or Arnold Kondrat, Executive VP, Gentor Resources Inc., Tel (416) 366-2221 or 1-800-714-7938.